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                                  EXHIBIT 99.1


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WESTERN BANCORP
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PRESS RELEASE
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Western Bancorp  (NASDAQ:  WEBC)
4100 Newport Place, Suite 900
Newport Beach, California 92660

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
Contacts:   Matthew P. Wagner             Arnold C. Hahn                Aubrey L. Austin
            President and                 Chief Financial Officer       President and
            Chief Executive  Officer                                    Chief Executive Officer
                                                                        Santa Monica Bank
Phone:      310/477-2401                  714/863-2351                  310/917-6200
FAX:        310/231-0321                  714/757-5844                  310/917-6573

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FOR IMMEDIATE RELEASE . . . WESTERN BANCORP ANNOUNCES APPOINTMENT OF MATTHEW P.
WAGNER AS CHIEF EXECUTIVE OFFICER, DECLARATION OF ITS REGULAR QUARTERLY DIVIDEND AND SHAREHOLDER AND REGULATORY APPROVALS OF THE SANTA MONICA ACQUISITION

December 24, 1997

Newport Beach, California . . . Western Bancorp today announced that the Board of Directors has appointed Matthew P. Wagner, currently President of the Company, to the additional post of Chief Executive Officer. He succeeds Hugh S. Smith, Jr. who will remain as Chairman.

The Board of Directors also approved the declaration of a quarterly dividend of $0.15 per common share payable on March 27, 1998, to shareholders of record on February 27, 1998. Matthew P. Wagner, President and Chief Executive Officer, stated: "The payment of this quarterly dividend for Western demonstrates our confidence in the future performance and earnings power of the Company." Current shareholders of Santa Monica (AMEX: SMO) that receive Western Bancorp common stock in the merger described below will also receive this dividend.

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Western Bancorp and Santa Monica Bank also jointly announced that the shareholders of each company and the appropriate regulatory agencies have approved the merger of Western Bank and Santa Monica Bank. Under the terms of the Amended and Restated Agreement and Plan of Merger, dated as of November 20, 1997 (the "Agreement"), by and among Western Bancorp, Western Bank and Santa Monica Bank, each shareholder of Santa Monica will have the right to elect to receive, with certain limitations, either $28 per share in cash or .875 shares of Western Bancorp common stock (the "Stock Alternative") for each share of Santa Monica Bank common stock. In the event that shareholders owning more than 50% of Santa Monica Bank common stock elect the Stock Alternative, each holder electing the Stock Alternative will receive its pro rata share of the stock and cash. Should fewer than 40% of the outstanding shares elect the Stock Alternative, then all shareholders, regardless of their election, will receive $28 per share in cash at closing. Election forms have been mailed to the shareholders of Santa Monica Bank.
The election forms must be received by January 21, 1998. The closing should occur within a few days after that date.

Under the terms of the Agreement, Santa Monica Bank and Western Bank will merge to form a bank with approximately $1.1 billion in assets, operating on the west side of Los Angeles. That bank will operate under the name of Santa Monica Bank with branches serving the communities of Santa Monica, Century City, Beverly Hills, Malibu, Encino, Westwood and Marina del Rey. Aubrey L. Austin will become Chairman, President and CEO of the merged Santa Monica Bank, and a director of Western Bancorp.

Upon completion of the merger, Western Bancorp will have two wholly owned subsidiary banks: Santa Monica Bank and Southern California Bank. National Bank of Southern California merged into Southern California Bank on December 15, 1997.

Upon the expected completion of the merger in January 1998, Western Bancorp will have assets of roughly $2.1 billion and operate from 34 branches in Orange and Los Angeles and San Diego counties.

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